FORM OF ADMINISTRATIVE SERVICES AGREEMENT

FOR SUBSIDIARIES

This Administrative Services Agreement (“Agreement”), dated as of                 , 2012, is by and between Columbia Management Investment Advisers, LLC (“Administrator”), a Minnesota limited liability company, and                                  (“Subsidiary” or “Fund”), a wholly-owned subsidiary of Active Portfolios Multi-Manager Alternative Strategies Fund (“Parent Fund”), a series of Columbia Funds Series Trust I.

Part One: SERVICES

(1)	The Fund hereby retains Administrator, and Administrator hereby agrees, for the period of this Agreement and under the terms and conditions set forth in this Agreement and subject to the oversight of the Board of Directors of Subsidiary (the “Board”), any committees thereof and/or authorized officer(s) of the Fund, to provide all of the services and facilities that are necessary for or appropriate to the business and effective operation of the Fund that are not (a) provided by employees or other agents engaged by the Fund or the Board or (b) required to be provided by any person pursuant to any other agreement or arrangement with the Fund, including but not limited to the following (unless otherwise directed by the Board or a committee thereof or the Chair):

(i)	Providing office space, equipment, office supplies and clerical personnel;

(ii)	Overseeing and assisting in the preparation of all general or routine shareholder communications;

(iii)	Calculating and arranging for notice and payment of dividend, income, and capital gains distributions to shareholders of the Fund;

(iv)	Accumulating information for, preparing and filing (or overseeing and assisting such persons that the Fund or the Parent Fund has retained to prepare and file) shareholder reports and other required regulatory reports and communications for the Fund or, to the extent the information relates to the Fund or its Portfolio, the Parent Fund;

(v)	Preparing and filing of any required tax reports and returns, including the Fund’s foreign, federal, state, local and excise tax returns, and issuing all tax-related information to shareholders;

(vi)	Monitoring and testing the Fund’s compliance with applicable tax laws and regulations;

(vii)	Executing the pricing process, including calculating the Fund’s net asset value(s), and monitoring the reliability of the valuation information received from the independent third-party pricing services and brokers;

(viii)	Coordinating and supervising relations with, and monitoring the performance of, any custodians, depositories, transfer and pricing agents, accountants, underwriters, brokers and dealers, insurers, printers, Fund auditors, and other persons serving the Fund, to the extent deemed necessary or desirable by the Board, and reporting to the Board on the same;

(ix)	Preparing, maintaining and filing any filings required by state, federal, and local laws and regulations;

(x)	If applicable, determining jurisdictions in which shares of the Fund shall be qualified for sale and qualifying and maintaining qualification in the jurisdictions in which shares of the Fund are offered for sale;

(xi)	Preparing reports, information, surveys, or statistical or other analyses for third parties as deemed necessary or desirable by the Fund;

(xii)	Arranging, if desired by the Fund, for Board Members, officers, and employees of Administrator to serve as Board Members, officers, or agents of the Fund;

(xiii)	Coordinating, preparing and distributing materials for Board and committee meetings, including reports, evaluations, information, surveys, statistical analyses or other materials on corporate and legal issues relevant to the Fund’s business as the Board may request from time to time;

(xiv)	Providing Fund accounting and internal audit services;

(xv)	Calculating and providing to the Parent Fund the Fund’s daily net asset value quotations, pricing, performance and yield information, periodic earnings reports, and other financial data, consistent with federal securities laws and the Parent Fund’s current registration statement;

(xvi)	Preparing and furnishing to the Fund or the Parent Fund such broker security transaction summaries and security transaction listings as may reasonably be requested and reporting such information to external databases;

(xvii)	Assisting the Parent Fund with its obligations under Section 302 and 906 of the Sarbanes-Oxley Act of 2002 and Rule 30a-2 under the Investment Company Act of 1940 Act, as amended (the “1940 Act”);

(xviii)	Providing compliance services, as directed by the Parent Fund’s Chief Compliance Officer, which include monitoring the Fund’s compliance with its policies and procedures and with applicable laws, and the rules and regulations thereunder;

(xix)	Monitoring the Fund’s compliance with its investment policies, objectives, and restrictions as set forth in the Fund’s Memorandum and Articles of Association and the Parent Fund’s currently effective Prospectus and Statement of Additional Information;

(xx)	Monitoring legal, tax, regulatory, and industry developments relevant to the Fund and assisting in the strategic response to such developments;

(xxi)	[Intentionally left blank];

(xxii)	Providing internal legal support of all administration services provided by Administrator under this Agreement;

(xxiii)	Preparing and filing, or assisting with the preparation and filing, of claims in connection with class actions involving portfolio securities, handling administrative matters in connection with such litigations or settlements, and, if requested by the Board, reporting to the Board regarding such matters;

(xxiv)	Monitoring, budgeting, approving and arranging for payment of Fund expenses;

(xxv)	Monitoring Board compliance with personal trading guidelines;

(xxvi)	Upon request from the Board, obtaining and maintaining the Fund’s insurance coverage and administering claims thereunder, and filing any related notices;

(xxvii)	Preparing such financial information and reports as may be required by any banks from which the Fund or the Parent Fund borrows;

(xxviii)	Maintaining the Fund’s books and records in accordance with all applicable laws and regulations, provided that all such items maintained by it shall be the property of the Fund, and that Administrator shall surrender promptly to the Fund or the Parent Fund any such items it maintains upon request, provided that Administrator shall be permitted to retain a copy of all such items;

(xxix)	Administering operating policies of the Fund and recommending to the officers and the Board such modifications to such policies as Administrator determines necessary or appropriate to facilitate the protection of shareholders or market competitiveness of the Fund and to comply with new legal or regulatory requirements;

(xxx)	Assisting the Fund and the Parent Fund in regulatory examinations, inspections or investigations of the Fund;

(xxxi)	[Intentionally left blank];

(xxxii)	[Intentionally left blank];

(xxxiii)	Receiving and notifying the Fund of inquiries and complaints from regulators, media and the public;

(xxxiv)	Upon request of the Board, implementing and maintaining, together with affiliated companies, including the Parent Fund, a business continuation and disaster recovery program for the Fund;

(xxxv)	Arranging for all meetings of the Board and shareholders;

(xxxvi)	Maintaining and retaining all charter documents and coordinating the filing of any documents required to maintain the Fund’s organizational status under applicable law; and

(xxxvii)	Supervising the drafting, negotiation and maintenance of any Fund agreements.

If, as a result of a material change in applicable law, rules or regulations, Fund policies or the activities undertaken or transactions engaged in by the Fund or otherwise, the type or quantity of administrative services to be provided hereunder changes materially, the Fund and Administrator shall negotiate in good faith such adjustment, if any, in the fee payable under Part 2 of this Agreement as may be mutually agreed by the parties.

(2)	Administrator agrees to meet with any persons at such times as the Board or the Board of Trustees of the Parent Fund deems appropriate for the purpose of reviewing Administrator’s performance under this Agreement.

(3)	The Fund agrees that it will furnish to Administrator any information that the latter may reasonably request with respect to the services performed or to be performed by Administrator under this Agreement.

(4)	It is understood and agreed that in furnishing the Fund with services under this Agreement, neither Administrator, nor any officer, board member or agent thereof, shall be held liable to the Fund, its shareholders or its creditors for any action taken or thing done by it or its subcontractors or agents on behalf of the Fund in carrying out the terms and provisions of this Agreement if done in good faith and without negligence or willful misfeasance or reckless disregard of its obligations and duties under this Agreement on the part of Administrator or its subcontractors or agents. It is further understood and agreed that, to the extent permitted by law, Administrator may rely upon information furnished to it and reasonably believed to be accurate and reliable.

(5)	In performing all services under this Agreement, the Administrator shall: (i) act in conformity with the Fund’s Memorandum and Articles of Association and applicable laws and regulations, as the same may be amended from time to time, as well as the Parent Fund’s registration statement, as such registration statement may be amended from time to time; (ii) consult and coordinate with the Fund, as necessary and appropriate; and (iii) advise and report to the Fund, as necessary or appropriate, with respect to any compliance matters that come to its attention.

Part Two: COMPENSATION FOR SERVICES

(1)	The Fund agrees to pay to Administrator, in full payment for the services furnished, a fee as described in Schedule A.

(2)	The administrative fee shall be accrued daily (unless otherwise directed by the Board consistent with the prospectus and statement of additional information of the Parent Fund) and paid on a monthly basis and, in the event of the effectiveness or termination of this Agreement, in whole or in part with respect to the Fund, during any month, the administrative fee paid to Administrator shall be prorated on the basis of the number of days that this Agreement is in effect during the month with respect to which such payment is made.

(3)	The administrative fee shall be paid in cash to Administrator within five (5) business days after the last day of each month. A “business day” shall be any day on which shares of the Parent Fund are available for purchase.

Part Three: ALLOCATION OF EXPENSES

(1)	Except to the extent that such expenses are paid by the Fund’s investment adviser or its affiliates pursuant to a “unitary fee” or other arrangement, the Administrator shall not be responsible for paying (unless it has expressly assumed such responsibility), and shall be reimbursed promptly by the Fund or the Parent Fund if it pays, any costs and expenses incidental to the organization, operations and business of the Fund, including but not limited to:

(i)	Any administrative fees payable to Administrator for its services under this Agreement;

(ii)	Any fees and charges for investment advisory services provided to the Fund by any person;

(iii)	Any fees payable pursuant to any plan adopted by the Fund under Rule 12b-1 under the 1940 Act;

(iv)	[Intentionally left blank];

(v)	Any fees and charges for bookkeeping, accounting, financial reporting and tax information services provided to the Fund by any person;

(vi)	Any fees and charges for services of the Fund’s independent auditors and for services provided to the Fund by external legal counsel, including expenses of Fund litigation;

(vii)	Any fees and charges of depositories, custodians, and other agencies for the safekeeping and servicing of its cash, securities, and other property;

(viii)	Any Fund taxes and fees and charges of any person other than the Administrator or its affiliates for preparation of the Fund’s tax returns;

(ix)	Any fees and expenses payable to federal, state, or other governmental agencies, domestic or foreign, for the maintenance of the Fund’s legal existence, including the filing of any required reports, charter document amendments or other documents;

(x)	Organizational expenses of the Fund;

(xi)	[Intentionally left blank];

(xii)	Expenses of maintaining qualification of the Fund and the Fund’s shares for sale under securities laws of applicable jurisdictions and of registration and qualification of the Fund under all laws applicable to the Fund or its business activities;

(xiii)	Brokerage commissions and other transaction expenses in connection with the Fund’s purchase and sale of assets;

(xiv)	Premium on any bond and other expenses of bond and insurance coverage required by law or deemed advisable by the Board;

(xv)	Any fees of consultants employed by the Fund, including the costs of pricing sources for Fund portfolio securities;

(xvi)	Any Board Member, officer and employee compensation and expenses, which include fees, salaries, memberships, dues, travel, seminars, pension, profit sharing, all expenses of meetings of the Board and committees, and all other compensation and benefits paid to or provided for Board Members, officers and employees (including insurance), except the Fund will not pay any compensation, fees or expenses of any person who is an officer or employee of the Administrator or its affiliates for services as a Board Member, officer or agent of the Fund (except to the extent the Board shall have specifically approved the payment by the Fund of all or a portion of the expenses of the Fund’s chief compliance officer or other officer(s));

(xvii)	Any expenses incidental to holding meetings of the Board or Fund shareholders;

(xviii)	Any expenses incurred in connection with lending portfolio securities of the Fund;

(xix)	Any interest on indebtedness and any other costs of borrowing money;

(xx)	Any fees, dues, and other expenses incurred by the Fund in connection with membership of the Fund in any trade association or other investment company organization;

(xxi)	Any other expenses payable by the Fund pursuant to separate agreements of the Fund; and

(xxii)	Any other expenses properly payable by the Fund, as approved by the Board.

(2)	Administrator agrees to pay all expenses it incurs in connection with the services it provides under the terms of this Agreement, excluding any expenses contemplated to be borne by the Fund pursuant to paragraph (1) of this Part Three.

Part Four: MISCELLANEOUS

(1)	Administrator shall be deemed to be an independent contractor and, except as expressly provided or authorized in this Agreement or any other agreement approved by the Board, shall have no authority to act for or represent the Fund.

(2)	The Fund recognizes that Administrator and its affiliates, pursuant to separate agreements, now render and may continue to render services to other funds and persons which may or may not have policies similar to those of the Fund and that Administrator provides services for its own investments and/or those of its affiliates. Administrator shall be free to provide such services and the Fund hereby consents thereto.

(3)	Neither this Agreement nor any transaction effected pursuant hereto shall be invalidated or in any way affected by the fact that Board Members, officers, agents and/or shareholders of the Fund are or may be interested in Administrator or any successor or assignee thereof, as board members, officers, stockholders or otherwise; that board members, officers, stockholders or agents of Administrator are or may be interested in the Fund as Board Members, officers, shareholders or otherwise; or that Administrator or any successor or assignee is or may be interested in the Fund as shareholder or otherwise, provided, however, that neither Administrator, nor any officer, board member or employee thereof or of the Fund, shall knowingly sell to or buy from the Fund any property or security other than shares issued by the Fund, except in accordance with applicable regulations or orders of the SEC.

(4)	Any notice under this Agreement shall be given in writing, addressed and delivered, or mailed postpaid, to the party to this Agreement entitled to receive such, at such party’s principal place of business, or to such other address as either party may designate in writing mailed to the other in accordance with this Paragraph (4).

(5)	In connection with the services to be provided by Administrator under this Agreement, the Fund agrees that Administrator may, subject to compliance with requirements of applicable laws and regulations, and at its own expense, (i) make use of its affiliated companies and their board members, trustees, officers and employees and (ii) subcontract for certain of the services described under this Agreement with the understanding that the quality and scope of services required to be provided under this Agreement shall not be diminished thereby and that Administrator remains fully responsible for the services.

(6)	This Agreement shall extend to and shall be binding upon the parties hereto, and their respective successors and assigns; provided, however, that this Agreement shall not be assignable without the written consent of the other party. This Agreement shall be governed by the internal substantive laws of the Commonwealth of Massachusetts, without regard to conflicts of laws principles.

(7)	All information furnished by Administrator to the Fund under this Agreement regarding the Administrator, its business or its clients shall be confidential and shall not be disclosed to unaffiliated third parties, except as required by law, order, judgment, decree, or pursuant to any rule, regulation or request of or by any government, court, administrative or regulatory agency or commission, other governmental or regulatory authority or any self-regulatory organization. All information furnished by the Fund to Administrator under this Agreement shall be confidential and shall not be disclosed to any unaffiliated third party, except as permitted or required by the foregoing, where necessary to effect transactions or for the provision by third parties of services to the Fund, or where the Fund requests or authorizes Administrator to do so. Administrator may share information with its affiliates in accordance with its privacy and other relevant policies in effect from time to time.

(8)	Notice is hereby given that this Agreement is executed on behalf of Subsidiary by an officer of Subsidiary in his or her capacity as an officer or trustee of Subsidiary and not individually, and that the obligations of or arising out of this Agreement are not binding upon any of the trustees, directors, officers or shareholders of Subsidiary individually, but are binding only upon the assets and property of Subsidiary.

(9)	This Agreement may be executed in any number of counterparts, each of which shall be deemed an original for all purposes and all of which, taken together, shall constitute one and the same instrument.

Part Five: RENEWAL AND TERMINATION

(1)	This Agreement shall continue in effect for one year from the date hereof and, thereafter, from year to year as the parties may mutually agree. Notwithstanding the foregoing, either party may terminate this Agreement at any time, without the payment of a penalty, by giving the other party notice in writing specifying the date of such termination, which shall be not less than 60 days after the date of receipt of such notice. In the event that, in connection with a termination, a successor to any of the duties or responsibilities of Administrator hereunder is designated by the Fund by written notice to Administrator, upon such termination Administrator shall promptly, and at the expense of the Fund with respect to which this Agreement is terminated, transfer to such successor all relevant books, records, and data established or maintained by Administrator under this Agreement and shall cooperate in the transfer of such duties and responsibilities.

(2)	This Agreement may be amended for any reason (including, for example, to modify the scope of services and/or fees contemplated herein) only upon written agreement of Administrator and the Subsidiary.

IN WITNESS THEREOF, the parties hereto have executed the foregoing Agreement as of the day and year first above written.

[SUBSIDIARY]

By:
Name:
Title:

COLUMBIA MANAGEMENT INVESTMENT ADVISERS, LLC

By:
Name:
Title:

Schedule A

Fee Schedule

Effective as of March     , 2012

ASSET LEVELS (IN MILLIONS) AND BREAKPOINTS IN APPLICABLE FEES(1)
$0 - $500	>$500 - $1,000	>$1,000 - $3,000	>$3,000 - $12,000	>$12,000
0.080%	0.075%	0.070%	0.060%	0.050%

(1)	When calculating asset levels for purposes of determining fee rate breakpoints, asset levels are based on aggregate net assets of the Fund and the Parent Fund. When calculating the fee payable under this agreement, the annual rates are based on a percentage of the average daily net assets of the Fund.